Exhibit 99.8

Agreement to Transition the Special Rate Period for Series 1 Variable Rate Demand Preferred Shares (the “Series 1 VRDP Shares”) of Nuveen Massachusetts Quality Municipal Income Fund (the “Fund”)

Dated as of February 28, 2018

1. In accordance with the Notice of Special Rate Period (Designating the Initial Rate Period as a Special Rate Period for Series 1 Variable Rate Demand Preferred Shares) (the “Original Notice”), effective March 1, 2017, Wells Fargo Municipal Capital Strategies, LLC (“Wells Fargo”), as the Required Designated Owners, hereby:

(i) agrees to the terms set forth in the attached Notice of Special Rate Period (Transitioning the Special Rate Period to the Adjustable Rate Special Rate Period for the Series 1 Variable Rate Demand Preferred Shares) (the “Notice of Adjustable Rate Period” and the Special Rate Period established thereby, the “Adjustable Rate Special Rate Period”), and to the transition to the Adjustable Rate Special Rate Period, effective March 1, 2018 following the execution and delivery of this agreement, receipt by Wells Fargo of opinions of counsel for the Fund, substantially to the effect of Exhibits A-1, A-2 and A-3 hereto, and the execution and delivery to Wells Fargo by the Fund of the Notice of Adjustable Rate Period, upon the terms and subject to the conditions set forth therein;

(ii) in accordance with Section 3.3(a) of the Original Notice, irrevocably waives its right to the Mandatory Tender of its Series 1 VRDP Shares otherwise provided in Section 3.3 of the Original Notice in connection with the designation of and transition to the Adjustable Rate Special Rate Period and agrees to retain its Series 1 VRDP Shares as of March 1, 2018, subject to its right to transfer such shares in accordance with the Original Notice and the Notice of Adjustable Rate Period, as applicable;

(iii) waives the minimum notice period otherwise required for amendment of the Tender and Paying Agent Agreement in the form attached hereto as Exhibit B; and

(iv) agrees to same-day notice in accordance with Section 3.2(b) of the Original Notice.

2. The parties to this agreement agree that the foregoing agreements and waiver shall be binding on the current Holders and Designated Owners, and each subsequent Holder and Designated Owner of the Series 1 VRDP Shares.

3 The parties to this agreement further agree that, effective March 1, 2018:

(i)	References to the “Notice” in the Initial Series 1 Variable Rate Demand Preferred Shares (VRDP) Purchase and Exchange Agreement, dated as of March 1, 2017 (the “Purchase Agreement”), between the Fund and Wells Fargo, shall be deemed to be to the Notice of Adjustable Rate Period, and that, as modified hereby, the Purchase Agreement shall continue in full force and effect with respect to the Adjustable Rate Special Rate Period.

(ii)	References to the “Special Rate Period” in the Purchase Agreement shall be deemed to be to the Adjustable Rate Special Rate Period.

(iii)	References to “Designated Owner” or Designated Owners” in the Purchase Agreement shall be deemed to be to “Beneficial Owner” or “Beneficial Owners,” respectively, as defined in the Notice of Adjustable Rate Period.

(iv)	The final paragraph of Section 7.15 of the Purchase Agreement is hereby amended and restated as follows:

In addition, if the Board of Trustees shall designate a replacement (the “Replacement”) to the SIFMA Municipal Swap Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Notice of Adjustable Rate Period, the Fund shall notify the Holders of the Series 1 VRDP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the Replacement, the Board of Trustees shall designate a replacement to the Replacement as agreed to between the Fund and the Majority Participants. In such event, the Replacement initially approved by the Board of Trustees shall be the replacement to the SIFMA Municipal Swap Index in effect for purposes of the Notice of Adjustable Rate Period until a new replacement to the SIFMA Municipal Swap Index has been approved by the Fund and the Majority Participants.

(v)	Exhibit E to the Purchase Agreement is amended and restated in the form attached hereto.

(vi)	Prior to the effectiveness of any Adjusted Dividend Rate or Adjusted Rate Terms which shall be applicable to Wells Fargo or any of its affiliates (including any tender option bond trust or similar vehicle in which Wells Fargo controls a majority of the residual or equity class), the Fund shall cause to be delivered to Wells Fargo or any such affiliate, an opinion of counsel for the Fund, to the effect that, for U.S. federal income tax purposes, following such effectiveness (a) the Series 1 VRDP Shares will continue to qualify as equity in the Fund and (b) the distributions made with respect to the Series 1 VRDP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Fund and are permitted by Section 852(b)(5)(A) of the Code.

4. The Fund agrees to pay the reasonable legal fees and expenses of counsel to Wells Fargo incurred in connection with the Notice of Adjustable Rate Period and the implementation thereof.

5. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original Notice.

6. This agreement shall be construed in accordance with and governed by the laws of the State of New York, except section 7 below, which shall be construed with and governed by the domestic law of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS CONSENT.

The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto on any matters whatsoever arising out of or in any way connected with this consent.

7. A copy of the Fund’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. This consent has been executed on behalf of the Fund by an officer thereof in such capacity and not individually and the obligations of the Fund hereunder are not binding upon such officer, any of the trustees or the shareholders individually but are binding only upon the assets and property of the Fund.

8. This agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

[Signature Page Follows]

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, as the Required Designated Owners and Purchaser

By:	/s/ Adam Joseph
Name:	Adam Joseph
Title:	President

NUVEEN MASSACHUSETTS QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark Winget
Name:	Mark Winget
Title:	Assistant Vice President

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE FUND

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[ON FILE]

EXHIBIT A-2

FORM OF TAX OPINION

[ON FILE]

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION

[ON FILE]

EXHIBIT B

FORM OF TENDER AND PAYING AGENT AGREEMENT

[ON FILE]

EXHIBIT E

SECTORS

Consumer Discretionary

Consumer Staples

Tobacco

Education and Civic Organizations

Energy

Health Care

Housing/Multifamily

Housing/Single Family

Industrials

Information Technology

Long Term Care

Materials

Mutual Fund

Sovereign & Sovereign Agency Debt

Telecommunication Services

Airport Industrial Development Revenue

Airport

Other Transportation

Parking

Port Authority

Toll Roads

US Guaranteed

Utilities

Resource Recovery

Water and Sewer

Other

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